Exhibit 10.11
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”), dated as of April 25, 2005, effective as of April 1, 2005 (the “Effective Date”), is executed by and between Virbac Corporation, a Texas corporation with its principal place of business located at 3200 Meacham Blvd., Ft. Worth , TX 76137 (the “Company”), and Laurent Cesar, an individual residing at 3605 Autumn Drive, Ft. Worth, TX 76109.
     In consideration of the mutual covenants and the mutual benefits provided in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:
     1.0. REPRESENTATIONS AND WARRANTIES.
          1.1. The Employee represents and warrants to the Company that the Employee (a) is authorized to work in the United States, (b) is not bound by any restrictive covenants or territorial restrictions, and (c) has no prior or concurrent obligations or commitments of any kind that would in any way prevent, restrict, or interfere with the Employee’s acceptance of employment or the performance of all duties and services required under this Agreement to the fullest extent of the Employee’s ability.
     2.0. TERMS OF EMPLOYMENT.
          2.1. The Company offers, and the Employee accepts, employment with the Company under the terms and conditions set forth in this Agreement. The Employee’s employment with the Company (the “Employment Period”) shall continue on an at-will basis unless it is terminated in accordance with this Agreement.
     3.0. DUTIES AND FUNCTIONS.
          3.1. The Employee shall initially be employed as an Executive Vice President of Operations. The duties and responsibilities of that position include directing the industrial operations of Virbac Corporation’s industrial facilities in the U.S., directing and supervising corporate departments including manufacturing, warehouse, distribution, and quality control at Virbac’s industrial sites, and will supervise and manage budget preparation and compliance, and any other duties as determined by the Company from time to time in its sole discretion. The Employee agrees to devote his/her full-time business efforts, attention and energies to the diligent performance of all assigned duties on behalf of the Company.
     4.0. COMPENSATION.
          4.1. Base Salary. As compensation for his/her services under this Agreement as an Executive Vice President of Industrial Operations, the Company agrees to pay the Employee an annual base salary at the rate of $163,000.00 ($13,583.22 per month), payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon between the Employee and the Company. Such salary shall be subject to annual review by the Company in its sole discretion for possible adjustment based on the Employee’s and the Company’s performance, the Company’s policies, and the contributions made by the Employee to the Company’s financial success. Any salary adjustment will be prorated based upon hire date. The Company may withhold from any amounts payable under this Agreement such federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          4.2. Fringe Benefits. In addition to his/her base salary, the Employee will be eligible to participate in the fringe benefits programs available generally to Company employees pursuant to the eligibility requirements of such programs, including personal leave, paid holidays, disability, group life insurance, and educational assistance, as the case may be, as determined from time to time by the Company in its sole discretion. In addition, the employee will receive up to $16,400.00 for his children’s education per year, and $4,900 for travel expenses back to France.
          4.3 Bonus. The Employee shall be eligible to receive an annual cash bonus award based on (a) the Employee’s performance and (b) the Company’s overall performance, as determined by the Company’s compensation committee in its sole discretion. The full bonus potential will equal $36,000.00 annually and will be pro-rated based upon hire date.
          4.4 Business Expenses. The Employee will be reimbursed for all ordinary, reasonable and necessary business expenses incurred by the Employee in carrying out his assigned duties on behalf of the Company in accordance with the Company’s existing rules and procedures in effect at the time the reimbursement is sought, which may require the presentation of an itemized accounting of the expenses incurred supported by itemized receipts of each expenditure. Included within the component is a $1,000.00 per month car allowance which will begin after relocation is complete and the employee starts using his own vehicle. Additionally, the employee is eligible for relocation expenses according to Virbac Corporation’s Relocation Policy.
     5.0. CONFIDENTIAL INFORMATION.
          5.1. Definition. The Employee acknowledges and agrees that due to the nature of his/her employment with the Company, and the position of trust that s/he will hold, the Employee will have special access to learn, be provided with, and in some cases, will prepare and create for the Company and/or any of its affiliated entities (hereinafter referred to as the “Virbac Group”), trade secrets and other confidential and proprietary information relating to the business and operations of the Virbac Group and of its customers, including without limitation (a) the identity of customers and customer contacts and terms of the relationships and profit margins with customers and potential customers of the Virbac Group, (b) the identity of the suppliers and contractors of the Virbac Group and the terms of the relationships with such suppliers and contractors, including price information, (c) information relating to the Virbac Group’s technology, (d) the procedures, methods, standards, specifications, concepts, policies, and techniques of, or relating to, the operation of the Virbac Group, (e) manuals, including, without limitation, training, service, and policy and procedures manuals, (f) business opportunities, business plans, marketing information and business strategies, and (g) earnings and other financial data of the Virbac Group (all of which is collectively referred to as “Confidential Information”).
          5.2. Restriction on Disclosure. The Employee acknowledges and agrees that such Confidential Information is the exclusive property of the Virbac Group, that is has been and will continue to be of central importance to the business of the Virbac Group, and that the disclosure of it to, or use by, others will cause the Virbac Group substantial and irreparable harm. Accordingly, the Employee shall not, either during his/her employment or at any time after the termination of employment with the Company or any other member of the Virbac Group for any reason, use, reproduce or disclose any such Confidential Information, except as may be necessary in discharging his/her assigned duties as an employee of the Company. In addition, the Employee agrees to hold Confidential Information in strict confidence and to use all reasonable precautions to assure that it is not disclosed to unauthorized persons or used in an unauthorized manner, both during and after employment with the Company or any other member of the Virbac Group.
6.0.	ADDITIONAL RESTRICTIONS ON UNFAIR COMPETITION.

          6.1. Protectable Interests. In addition to other business activities, the Virbac Group is engaged in the private label and contract manufacturing of (1) companion and livestock animal health products, and (2) home, lawn and garden products in North America. Among other duties, the Employee shall be responsible for directing the industrial operations of Virbac Corporation’s industrial facilities in the U.S., directing and supervising corporate departments including manufacturing, warehouse, distribution, and quality control at Virbac’s industrial sites, and will supervise and manage budget preparation and compliance, and enhancing the Virbac Group’s good-will and business relationships with customers, all for the benefit of the Virbac Group; and the Employee acknowledges that due to the nature of his/her employment, s/he will have special access to, contact with confidential, proprietary and trade secret information relating to the Virbac Group’s business operations and that of the Virbac Group’s customers and prospective customers. The Employee also acknowledges that the Virbac Group has incurred considerable expense and will invest considerable time and resources in developing and maintaining its confidential, proprietary and trade secret information, and its relationships with customers, and that such information and relationships are critical to the success of the Virbac Group’s business. In addition, any attempt on the part of the Employee to induce others to leave the Virbac Group’s employ, or any efforts by the Employee to interfere with the Virbac Group’s relationships with other employees, also would be harmful and damaging to the Virbac Group’s business.
          6.2. Specific Restrictions on Competition & Solicitation. Accordingly, the Employee agrees that during the Employment Period and for a one-year period after the termination of his/her employment for any reason, s/he shall not, either on his/her own behalf or on behalf of any third party, except on behalf of any member of the Virbac Group, directly or indirectly:
               a. engage as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held bank), in any business that is offering competing products and services to that of any member of the Virbac Group in any geographic market that any member of the Virbac Group is conducting business or is actively attempting to conduct business; or
               b. solicit, encourage, or induce any customer of any member of the Virbac Group to purchase from, or otherwise contract with, another person or entity for the types of products or services that are offered by any member of the Virbac Group, or otherwise solicit, encourage, or induce any such customer to terminate or adversely modify any business relationship with any member of the Virbac Group, or not to proceed with, or enter into, any business relationship with any member of the Virbac Group; or
               c. solicit, encourage or induce any employee of any member of the Virbac Group to terminate his/her employment with any member of the Virbac Group , or otherwise interfere with or disrupt any member of the Virbac Group’s relationships with its employees.
          6.3 The parties acknowledge and agree that the restrictions placed upon the Employee by the Agreement are reasonable and necessary to protect the Virbac Group’s Confidential Information, customer relationships, and goodwill. The Employee acknowledges and agrees that the above restrictions will not prevent him/her from earning a living upon the termination of employment with the Company or any member of the Virbac Group.
          6.4 If any restriction set forth in this Section 6.0 is found by any court or other authority of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, the parties agree that such court shall have the power to interpret and/or modify the covenant to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.
     7.0 OWNERSHIP AND ASSIGNMENT OF INVENTIONS.

          7.1 As part of his/her employment with the Company, the Employee is expected to make new contributions of value. Accordingly, during his/her employment with the Company, the Employee shall promptly disclose to the Company any and all inventions, ideas, discoveries, trade secrets, works of authorship, computer software programs, know-how, processes, or improvements (collectively as “Inventions,” which terms shall include the singular) whether or not patentable or copyrightable, that the Employee may make, devise, conceive, create, design, invent or develop, either solely or jointly, whether or not at the Company’s suggestion, during or outside of normal working hours, that relate to, or are capable of use in connection with, the Company’s, or any member of the Virbac Group’s, business including any services or products offered by any member of the Virbac Group. All such Inventions shall immediately become the exclusive property of the Company and shall be deemed as “works for hire.” If any of the foregoing are determined not to be “works for hire”, then the Employee hereby agrees to assign any and all rights, including rights to obtain patents or copyright registrations, to such Inventions directly to the Company. At any time upon the Company’s request, the Employee shall, without additional compensation, assist the Company in any way necessary, including executing documents, to accomplish the following: (a) perfect the Company’s right, title and interest in the Invention, (b) file or obtain patent or copyright registration on the Invention, and (c) protect and enforce the Company’s rights in the Invention.
     8.0 RETURN OF COMPANY PROPERTY.
          8.1 All correspondence, records, documents, manuals, and promotional materials, including all copies, in any format whatsoever, and all other Company and/or Virbac Group property, including keys, passwords, access codes, credit cards, mobile telephones, pagers, and computer equipment which come into the Employee’s possession by, through or in the course of his/her employment, regardless of the source and whether created by the Employee, are the sole and exclusive property of the Company and/or the Virbac Group, as the case may be. Immediately upon the termination of the Employee’s employment, the Employee shall return to the Company, or the appropriate member of the Virbac Group as the case may be, all such Company and/or Virbac Group property. The Employee acknowledges and agrees that the Company may withhold any sums otherwise due to the Employee upon termination until the Employee has satisfied all of his/her obligations under this Section 8.1.
     9.0 TERMINATION OF EMPLOYMENT.
          9.1 In furtherance of the at-will nature of employment with the Company, both the Employee and the Company may terminate the employment relationship at any time for any reason whatsoever.
          9.2 Upon termination, the Employee shall receive payment for (a) base salary through the date of termination, (b) accrued vacation, (c) any unreimbursed business expenses for which the Employee may be eligible for reimbursement pursuant to Company policy as referenced in Section 4.4 of this Agreement, and (d) any other amounts to which Employee may be eligible for pursuant to any Employee benefit plans then in effect pursuant to the terms of such plans. If the employment relationship is terminated on the basis of evidence that Employee engaged in fraud, embezzlement, theft, dishonesty, harassment, discrimination or other gross misconduct, as determined by the Company, the Employee acknowledges and agrees that he/she shall forfeit claims after the Employee’s last day of employment for any unreimbursed business expenses or accrued vacation time.
          9.3 The Employee’s employment will terminate immediately upon his/her death or permanent disability, and the Company shall not have any further liability or obligation to the Employee, his/her executors, heirs, assigns or any other person claiming under or through his/her estate, except that the Employee or the Employee’s estate shall receive any amounts due to the Employee upon termination of employment pursuant to Section 9.2 of this Agreement. The term “permanently disabled” for the purposes of this Agreement means the inability, due to physical or mental ill health, to perform the Employee’s essential duties, with or without a reasonable accommodation, for 120 days or more during any consecutive 365-day period.

     10.0. SURVIVAL OF EMPLOYEE’S OBLIGATIONS.
          10.1. The Employee’s obligations under Sections 5-8 and 12 of this Agreement shall continue and survive the termination of the Employee’s employment or the termination of this Agreement for any reason. The Employee’s obligations under Sections 5-8 and 12 of this Agreement also shall survive any breach of this Agreement or of any other obligation by the Company, and the Company’s breach shall not in any way alter or relieve the Employee of his/her obligations hereunder.
     11.0. ASSIGNMENT.
          11.1. This Agreement shall be binding upon the parties and inure to the benefit of the Company and its successors, assigns, and affiliated entities. The parties acknowledge and agree that the obligations of the Employee are personal and may not be assigned by him/her without the prior written consent of the Company.
     12.0 ARBITRATION OF EMPLOYMENT DISPUTES.
          12.1 All employment disputes shall first be discussed with Human Resources and, ultimately, if necessary, with the President of the Company. If the dispute cannot be resolved internally, the parties may mutually agree to submit the dispute to non-binding mediation. To the extent that mediation is not selected or fails to resolve the matter, the parties mutually agree to final and binding arbitration pursuant to the terms of the “Agreement to Arbitrate Employment Disputes” that is attached to this Employment Agreement as Schedule A, and which is incorporated by reference herein, in order to efficiently and justly resolve any employment related disputes that may arise between them.
     13.0 ENTIRE AGREEMENT; AMENDMENTS WRITTEN AND SIGNED.
          13.1. This Agreement contains the entire understanding of the parties with respect to all matters contained herein and it supersedes any and all prior understandings, written or oral; provided, however, that nothing in this Agreement shall limit the Company’s authority to issue, modify or evoke any oral or written Company policy, rule or procedure in its sole discretion; and provided further that nothing in this Agreement shall limit the Employee’s obligation to abide by the Company’s policies, rules and procedures that may be in effect as of the Effective Date of this Agreement, or that may be issued or modified by the Company in the future, in its sole discretion. This Agreement may not be amended orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties after the date of this Agreement. By entering into this Agreement, the Employee certifies and acknowledges that he/she has carefully read all of the provisions of this Agreement and that the Employee voluntarily and knowingly enters into it.
     14.0 SAVINGS CLAUSE AND SEVERABILITY.
          14.1. All provisions of this Agreement are severable and if any provision is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall remain unaffected and in full force to the fullest extent permitted by law. Without limiting the foregoing, it is specifically agreed that each of the covenants set forth in Section 6 of this Agreement is severable. If any such covenant is held invalid or unenforceable for any other reasons, the parties request and specifically empower the adjudicating entity to reform any such covenant to the extent necessary to cure any invalidity and to enforce the covenant to the fullest extent of the law.
     15.0. GOVERNING LAW AND SUBMISSION TO JURISDICTION.
          15.1 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without regard to its choice or conflict of law rules. The Employee expressly consents to the jurisdiction of the state and federal courts in the state where his/her principal Company office is/was located at the time the acts giving rise to the claim or cause of action, under the limited circumstances provided for in this Agreement, and acknowledges and agrees that venue is proper in the judicial district(s) covering such office. For the purposes of expediting the resolution of any claim or dispute that may be brought in court pursuant to this Agreement, the parties waive a trial by jury.
     16.0. NOTICES.
          16.1. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective on (a) the date of service, if served personally on the party to whom notice is to be given, or (b) the third business day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses as set forth in the preamble to this Agreement (in the case of notices to the Company, to the attention of the Company’s President) or to such other address as either party may later specify by written notice to the other.
     17.0. MISCELLANEOUS.
          17.1. No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall e effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. No waiver shall be effective unless in writing and signed by the Company.
          17.2. Captions Descriptive. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope of this Agreement.
          17.3. Joint Review. The Company and the Employee have had the opportunity to review this Agreement. Accordingly, it is agreed that no rule of construction shall apply against either the Company or the Employee or in favor of either of them. This Agreement shall be construed as if the Company and the Employee jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against either of them or in favor of either of them.
          17.4. Counterparts. This Agreement may be executed and delivered by each party in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same Agreement, notwithstanding that both parties may not have signed the same counterpart.
          IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be duly executed and delivered, by its authorized officers or individually, as of the date first written above.

Virbac Corporation

Carole Buys-Michela, SPHR Vice President, Human Resources

Laurent Cesar

Employee Name

/s/ Laurent Cesar

Employee Signature

April 25, 2006

Date

SCHEDULE A
VIRBAC CORPORATION
AGREEMENT TO ARBITRATE EMPLOYMENT DISPUTES
By this Agreement To Arbitrate Employment Disputes, my employer, Virbac Corporation (the Company), and I agree to refer any Significant Dispute or Claim relating to my employment, as defined below, to arbitration at the election of the party against whom the claim is asserted. I am entering into this Agreement freely and voluntarily to establish the means of justly resolving any such claim that may arise or exist between the Company and me.
1. SIGNIFICANT DISPUTE OR CLAIM.
The disputes that we are agreeing to subject to arbitration are those that would otherwise be resolved by a legal proceeding (“Significant Dispute or Claim”). Specifically, we are agreeing to subject to arbitration any dispute or claim by or against either party that (a) has caused the Company or me to terminate my employment with the Company; (b) involves allegations of wrongful discrimination, harassment or retaliation by or against me; or (c) arises under any wage payment or collection law, or any other federal, state, or local statute, law, regulation, or ordinance regarding employment. Accordingly, the term “Significant Dispute or Claim” includes any claim under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Sec. 1981, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Americans With Disabilities Act, and the Family and Medical Leave Act. It also includes any claim for breach of contract, wrongful discharge, breach of express or implied promises or covenants of good faith and fair dealing, intentional or negligent infliction of emotional distress, or defamation. The term does not include claims involving workers’ compensation benefits, unemployment benefits, or benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, for which the dispute resolution process is limited by law. All other disputes and claims will continue to be handled by the Company’s normal informal dispute resolution process.
2. ELECTION TO ARBITRATE.
In consideration of my being employed, or continuing to be employed, by the Company, and the wages and benefits paid or to be paid to me by the Company, I agree that any Significant Dispute or Claim may be resolved by impartial binding arbitration at the election of the party against whom the claim is asserted. If such election is made, arbitration will be the exclusive, final, and binding forum for the resolution of such disputes and claims.
I understand that this agreement to arbitrate means that I will not be able to pursue an action against the Company in a court of law regarding any Significant Dispute or Claim that the Company elects to arbitrate, and vice versa. I also agree that the obligation to arbitrate any employment dispute is fully enforceable under the Federal Arbitration Act, and that judgment upon the arbitration award rendered by the arbitrator may be entered in any court having jurisdiction over such claims. I further understand, acknowledge and agree that this Agreement does not alter any of the substantive rights I or the Company may have under law, including any statutory right to file a charge with an administrative agency for investigative purposes or other action by such an agency. This Agreement simply transfers final resolution of my right or the Company’s right to seek relief from either a judge or a jury to an impartial arbitrator for the mutual benefit of both parties.

3. PROCEDURES.
     A. Notice of Significant Dispute or Claim.
Either the Company or I may initiate the process for resolving a Significant Dispute or Claim by providing written notice to the other party of the existence of such a dispute or claim. The notice shall describe the circumstances giving rise to the dispute or claim in detail and state the type of remedy the notifying party (the “Claimant”) proposes to accept for the dispute or claim.
     B. Election to Arbitrate.
The party receiving notice of a Significant Dispute or Claim (the “Respondent”) shall, within 14 days after receipt, notify the Claimant in writing whether the Respondent elects to refer the dispute or claim to arbitration. If the Respondent does not elect to refer the dispute or claim to arbitration within said 14 days, the Claimant may proceed to process the claim in any other lawful manner, including the initiation of a lawsuit.
     C. Initiation of Arbitration.
If the Respondent elects arbitration, the Claimant may file a demand for arbitration with the American Arbitration Association (“AAA”), whose National Rules for the Resolution of Employment Disputes (“Rules”) as then in effect shall govern the proceedings. The demand shall be accompanied by the applicable AAA filing fee. In addition, the Claimant shall simultaneously serve a copy of the demand on the Respondent. For purposes of any statute of limitations applicable to the underlying substantive claim, the claim will be deemed to have been filed on the date that the demand for arbitration is received by the AAA.
     D. Arbitration Procedures.
          (1) Any arbitration will be conducted in accordance with the AAA Rules and in accordance with procedures specifically set forth in this Agreement. A copy of the AAA Rules may be obtained from the Company’s Human Resources Department. The dispute shall be heard and determined by one arbitrator who may grant any remedy or relief that would have been available to the parties had the matter been heard in court. Unless otherwise mutually agreed upon, the arbitration shall be heard within Tarrant County.
          (2) Within 30 days after submission of the demand for arbitration, the Respondent shall submit to the arbitrator and the Claimant a written answer or a motion to dismiss on the ground that the claim is barred as a matter of law. The answer will admit or deny each claim and set forth any affirmative defenses and counterclaims.
          (3) If a motion to dismiss is filed, the moving party shall set forth the legal authorities in support of its position.
          (4) The Claimant shall have 20 calendar days to submit a written opposition to the motion to dismiss. The opposition shall be submitted to the arbitrator along with a copy to the moving party.
          (5) If the Respondent’s answer includes a counterclaim, the Claimant shall have 20 days to file an answer or motion to dismiss on the same basis as the Respondent in subsection D(2) of this Section 3, as set forth above.
          (6) The arbitrator shall rule on a motion to dismiss in writing within 30 days of receipt and shall set forth the reasons and authority relied on for the ruling. If the motion to dismiss is denied, the moving party must file an answer within 15 days after the Arbitrator’s ruling.

     E. Discovery.
          (1) The parties shall cooperate in the voluntary exchange of documents relevant to the claims at issue in the arbitration. The parties shall have the right to take depositions and obtain specified documents to the extent leave to do so is granted by the arbitrator. In granting or denying leave to take discovery, the arbitrator shall be guided by the applicable federal rules of civil procedure.
          (2) All discovery must be completed 30 days prior to the arbitration hearing date.
     F. Hearing Procedure.
          (1) The parties shall state the issue(s) to be determined in the arbitration and they shall determine whether the arbitration is to be governed by the federal rules of evidence.
          (2) The hearing shall be transcribed verbatim by a certified court reporter and the Company shall provide a copy of the transcript to the employee at no cost to the employee.
          (3) All testimony shall be under oath administered by the Arbitrator. Depositions may be used for testimony in accordance with the federal rules of civil procedure to the extent that a witness is unavailable to testify at the hearing.
          (4) The Claimant shall have the burden of proof on each element of a claim as required by law. The Respondent shall have the burden of proving any affirmative defenses. The Claimant shall present its case in chief first, provided that the Respondent shall have the right to cross-examine the Claimant’s witnesses. At the conclusion of the Claimant’s case in chief, the Respondent may submit an oral or written motion for a directed verdict. If the motion is denied, then the Respondent may present its case in chief.
          (5) The parties may call rebuttal witnesses and the Arbitrator may question any witness for clarification of testimony already presented.
          (6) The parties shall have the right to present closing arguments at the conclusion of all testimony and shall also have the right to submit post-hearing briefs and reply briefs. The arbitrator shall set the schedule for the submission of post-hearing briefs with input from the parties.
     G. Opinion and Award.
          (1) The Arbitrator shall issue a written opinion within 90 days after receiving post-hearing briefs or reply briefs.
          (2) The written opinion, which shall be signed and dated, shall set forth the factual and legal basis for the decision. The Arbitrator shall be authorized only to award those remedies requested by the parties and that are permitted under applicable law and that are supported by credible and relevant evidence.
          (3) The parties shall have 20 days following the issuance of the opinion and award to submit a motion for reconsideration setting forth any errors of fact or law. Any opposition to the motion for reconsideration must be submitted within 14 days after receipt of the motion. The Arbitrator shall rule on the motion in writing within 30 days after receipt of the motion or opposition, whichever is later. The written opinion shall set forth the factual and legal basis for the decision.
     H. Fees and Costs.
          (1) Other than the initial filing fees an employee may be required to pay, the Company will pay any other filing or other administrative fees required by AAA for the cost of providing administrative services. All expenses of the arbitration, including required travel, hourly fees, and other costs of the arbitrator, shall be borne by the Company, the AAA Rules notwithstanding.

          (2) Each party shall be responsible for its own attorneys’ fees, except as provided by law.
          (3) Each party shall be responsible for all costs associated with discovery that party initiates, provided that a party being deposed or attending a third-party deposition shall be responsible for transcript costs if that party chooses to order a copy.
4. MISCELLANEOUS.
     A. I recognize that nothing in this Agreement constitutes an express or implied contract of employment for any definite period of time or for the warranty of any benefits, and that this Agreement does not alter the at-will relationship of my employment.
     B. This Agreement supersedes any prior oral or written agreements or understandings regarding the resolution of employment claims, and cannot be modified except by a subsequent writing signed by me and by the Vice President of the Company. This Agreement shall be binding upon the parties and inure to my benefit and the benefit of the Company and its respective successors and assigns. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     C. This Agreement has been prepared and executed in accordance with the laws of Tarrant County, and its interpretation, application and enforcement, and all causes and controversies arising hereunder, shall be governed by and determined in accordance with the laws of Tarrant County without giving effect to its conflicts of laws principles.
     D. If any terms of this Agreement are found by an arbitrator, court or other authority of competent jurisdiction to be inoperative for any reason, the remaining provisions will remain in full force and effect.
     E. I am entering into this Agreement voluntarily with a full understanding of its terms and effect. I acknowledge that I have been given the opportunity to ask any questions that I may have had regarding this Agreement and that I was afforded the opportunity to consult with any advisor of my choosing before signing it.

     YOU MAY WISH TO CONSULT AN ADVISOR OF YOUR CHOICE PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS FORM WITH YOU. HOWEVER, YOU CANNOT BEGIN OR CONTINUE EMPLOYMENT UNTIL THIS FORM IS SIGNED AND RETURNED BY YOU.

Laurent Cesar	April 25, 2006

Employee Name (Please Print)	Date

/s/ Laurent Cesar

Employee Signature